Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this joint Registration Statement on Form S-3 of Carnival Corporation and Carnival plc of our report dated January 26, 2024 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Carnival Corporation and Carnival plc’s joint Annual Report on Form 10-K for the year ended November 30, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Miami, Florida
January 26, 2024